Exhibit 16.1

Beckstead and Watts, LLP
Certified Public Accountants
2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 tel
702.362.0540 fax

December 6, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Lpath, Inc. (formerly Neighborhood Connections, Inc.) (the “Company”) and reported on the financial statements of the  Company  for the years  ended  December  31,  2002, 2003, 2004 and  2005, and has reviewed the quarterly financial statements through September 30, 2005.  Effective December 1, 2005, we were dismissed by the Company as principal accountants.  We have read the Company’s statements included under Item 4 of its Form 8-K dated November 30, 2005, and we agree with such statements contained therein, except that we can neither affirm or deny that Levitz, Zacks & Ciceric was not consulted prior to their engagement, or that the Board of Directors approved their appointment.

Sincerely,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP